Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated May 10, 2019 with respect to the Senior Securities table included in Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-223060), and to the incorporation by reference therein of our report dated February 28, 2019 on Alternative Investment Partners Absolute Return Fund, included in the Annual Report to shareholders for the fiscal year ended December 31, 2018.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 10, 2019